Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of NextDecade Corporation and Subsidiaries on Forms S-3 (File Nos. 333-222477 and 333-220263) and Form S-8 (File Nos. 333-222082) of our report dated March 8, 2018, with respect to our audits of the consolidated financial statements of NextDecade Corporation and Subsidiaries as of December 31, 2017 and 2016 and for the three years ended December 31, 2017, which report is included in this Annual Report on Form 10-K of NextDecade Corporation and Subsidiaries for the year ended December 31, 2017.

/s/ Marcum llp

Marcum llp

New York, NY

March 8, 2018